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                                                                  EXHIBIT (a)(4)

                           OFFER TO PURCHASE FOR CASH
                         ALL OUTSTANDING COMMON SHARES

                                       OF

                                  EMCO LIMITED
                          AT CDN $16.60 NET PER SHARE

                                       BY

                             2022841 ONTARIO INC.,

                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                               BLACKFRIARS CORP.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., EASTERN TIME, ON MONDAY, APRIL 7, 2003, UNLESS THE OFFER IS EXTENDED.

                                                               February 28, 2003

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

     2022841 Ontario Inc., an Ontario corporation (the "Offeror") and an indirect wholly owned subsidiary of Blackfriars Corp., a corporation organized under the laws of the state of Delaware ("Blackfriars"), has made an offer to purchase all outstanding common shares (the "Common Shares") of Emco Limited, an Ontario corporation (the "Company"), at a purchase price of CDN $16.60 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer (the "Offer Document") and the accompanied Circular (the "Circular", and together with the Offer Document, the "Offer to Purchase"), dated February 28, 2003, and a related Letter of Transmittal (the "Letter of Transmittal" which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith.

     Holders of Common Shares whose certificates for such Common Shares (the "Share Certificates") are not immediately available, who cannot complete the procedures for book-entry transfer on a timely basis, or who cannot deliver all other required documents to Computershare Trust Company of Canada (the "Depositary") prior to the Expiry Time (as defined under "Definitions" in the Offer to Purchase) must tender their Common Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer Document.

     The Offer is conditioned upon, among other things, (1) there being validly tendered (other than by guaranteed delivery where actual delivery has not occurred) and not properly withdrawn prior to the expiration of the Offer a number of Common Shares that represents at least 66 2/3% of the Common Shares outstanding on a fully diluted basis, excluding Common Shares issuable on the conversion of the outstanding 6.5% convertible unsecured subordinated debentures of The Company, due July 4, 2007 (the "Deposit Minimum Condition"), (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and regulations required thereunder having expired or been terminated, and (3) the Offeror shall have received all required regulatory approvals or rulings, including, without limitation, under the Competition Act (Canada) and under the Investment Canada Act. The Offer is subject to certain other conditions described under "Conditions of the Offer" in Section 4 of the Offer Document. Please read Section 4 of the Offer Document, which sets forth in full the conditions to the Offer.

     Please furnish copies of the following enclosed materials to those of your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee:

     1.    Offer to Purchase, dated February 28, 2003;

     2. Letter of Transmittal for your use in accepting the Offer and tendering Common Shares and for the information of your clients (manually signed facsimile copies of the Letter of Transmittal may be used to tender Common Shares);
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     3.    Notice of Guaranteed Delivery to be used to accept the Offer if Share
           Certificates are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary or if the procedures for book-entry transfer cannot be completed on a timely basis;

     4. A printed form of letter that may be sent to your clients for whose accounts you hold Common Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

     5. The Directors' Circular of the Company's board of directors, which is included in the Tender Offer Solicitation/Recommendation Statement on
           Schedule 14D-9 filed with the Securities and Exchange Commission by the Company, and which includes the recommendation of the Company's board of directors that shareholders accept the Offer and tender their Common Shares to the Offeror pursuant to the Offer; and

     6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

     The Company's board of directors, at a special meeting held on February 19, 2003, unanimously (1) determined that the Offer is in the best interests of the Company's shareholders, (2) approved and adopted the Support Agreement among the Company, the Offeror and Blackfriars, dated as of February 19, 2003 (the "Support Agreement") and the transactions contemplated thereby, including the Offer, and (3) recommended that the Company's shareholders accept the Offer. Accordingly, the Company's board of directors has recommended that you accept the Offer and tender all of your Common Shares pursuant to the Offer.

     The Offer is being made pursuant to the Support Agreement; see "Arrangements, Agreements or Understandings" in Section 11 of the Circular. The Support Agreement provides, among other things, that if, within 120 days after the date of the Offer, the Offer has been accepted by the holders of not less than 90% of the Common Shares (other than Common Shares held on the date hereof by or on behalf of the Offeror or any affiliate or associate of the Offeror), the Offeror will use its reasonable best efforts to avail itself to the extent possible, of the compulsory acquisition provisions of section 188 of the Business Corporation Act (Ontario) (the "OBCA") so as to acquire the remaining Common Shares from those shareholders who have not accepted the Offer at the same price per Common Share paid in the Offer. If less than 90% of the Common Shares are acquired by the Offeror pursuant to the Offer (other than Common Shares held on the date hereof by or on behalf of the Offeror or any affiliate or associate of the Offeror), or the compulsory acquisition provisions of the OBCA are otherwise unavailable, the Offeror may, and currently intends to, implement other means of acquiring all of the Common Shares in accordance with Canadian law, including by way of a capital reorganization, an arrangement, amalgamation, merger, share consolidation, or other transaction (a "Subsequent Acquisition Transaction"), provided that the consideration offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration offered under the Offer. If the Deposit Minimum Condition is satisfied, the Offeror will own sufficient Common Shares to effect a Subsequent Acquisition Transaction without the affirmative vote of any of the other shareholders of the Company. See "Acquisition of Common Shares Not Deposited under the Offer" in Section 11 of the Offer Document and Section 15 of the Circular.

     Concurrently with entering into the Support Agreement, Offeror and Blackfriars entered into a lock-up agreement (the "Lock-up Agreement") with Masco Corporation ("Masco") which owns 6,621,334 Common Shares, constituting approximately 42% of the Common Shares outstanding. Under the Lock-up Agreement, Masco has agreed, among other things, to tender its Common Shares in the Offer. See "Arrangements, Agreements or Understandings" in Section 11 of the Circular.

     In order to take advantage of the Offer, (i) a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in Section 3 of the Offer Document) in connection with a book-entry delivery of Common Shares, and any other required documents should be sent to the Depositary, and (ii) Share Certificates representing the tendered Common Shares should be delivered to the Depositary, or such Common Shares should be tendered by book-entry delivery into the Depositary's account maintained at The Depositary Trust Company, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

     If holders of Common Shares wish to tender, but it is impracticable for them to forward their Share Certificates or other required documents prior to the Expiry Time or to comply with the book-entry transfer procedures on a timely
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basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer Document.

     The Offeror will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, the Soliciting Dealer Group, the Dealer Managers and the Depositary (each, as defined in the Offer Document)) for soliciting tenders of Common Shares pursuant to the Offer. The Offeror, however, upon request, will reimburse you for customary mailing and handling costs incurred by you in forwarding the enclosed materials to your customers.

     The Offeror will pay or cause to be paid all stock transfer taxes applicable to its purchase of Common Shares pursuant to the Offer, except as otherwise provided in Instruction 8 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 8:00 P.M., EASTERN TIME, ON MONDAY, APRIL 7, 2003, UNLESS THE OFFER IS EXTENDED.

     Any inquiries you may have with respect to the Offer should be addressed to the Information Agent at the address and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed materials may be obtained from the Information Agent.

                                         Very truly yours,

                                         MACKENZIE PARTNERS, INC.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF BLACKFRIARS, THE OFFEROR, THE COMPANY, THE DEALER MANAGERS, ANY MEMBER OF THE SOLICITING DEALER GROUP, THE DEPOSITARY, THE INFORMATION AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.